THOMAS W. KLASH
                                                     CERTIFIED PUBLIC ACCOUNTANT


Exhibit 16.1



August 21, 2000



United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:  VIROPRO, INC.

As reflected in my letter to the Staff dated May 5, 2000. I resigned as the principal auditor engaged by the above referenced Registrant on May 5, 2000. The Registrant has not provided me with it's disclosure in response to Item 304(a) of Regulation S-K. I recently sought and downloaded from the EDGAR database a current report on Form 8-K dated May 25, 2000, reporting as Item 4, the change in auditors.

I have read the statements that were filed by Viropro, Inc. under Item 4 of the Form 8-K report dated May 25, 2000 regarding the recent change of auditors. Although I have not been formally requested by the Registrant to comment on the aforesaid filing, I agree with such statements made regarding my firm, except as follows:

          On May 5, 2000 I informed Viropro, Inc. management that continuing difficulties in obtaining sufficient competent evidential matter and non-payment of fees resulted in my decision to terminate the client-auditor relationship.

          I am unaware of any engagement scheduling problems.

I have no basis to agree or disagree with other statements made under Item 4.



Yours truly,

/s/Thomas Klash

Thomas W. Klash